EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements on Form S-8 (No. 333-144870, No. 333-176733, No. 333-183882, No. 333-205836 and No. 333-219084) and Form S-3 (No. 333-216943 and No. 333-200422) of Lakeland Industries, Inc. of our report dated April 15, 2020 with respect to the consolidated financial statements of Lakeland Industries, Inc. and Subsidiaries (the “Company”), included in this Annual Report on Form 10-K of Lakeland Industries, Inc. for the fiscal year ended January 31, 2020.

/s/ Friedman LLP

FRIEDMAN LLP

New York, New York

April 16, 2021